                                  EXHIBIT 21

                             LIST OF SUBSIDIARIES

Name                                                        State of Incorporation
----                                                        ----------------------
Grad Partners, Inc.                                         Delaware
Education Funding Resources, LLC                            Delaware
  (formerly Grad Partners Premier, LLC)
Student Loan Xpress, Inc.                                   Delaware